Exhibit 99.2

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock is filed for the purpose of updating the description of our capital stock contained in our registration statement on Form 8-B filed on September 17, 1986.

The following description of the material terms of our capital stock is only a summary of the information contained in our restated certificate of incorporation. You should read this description together with our restated certificate of incorporation and or amended and restated bylaws. We have filed copies of our organizational documents with the SEC. See “Where you can find additional information about us” below for information on how to obtain copies of them.

General

Pursuant to our restated certificate of incorporation we have the authority to issue an aggregate of 520,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

Voting Rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a stockholder vote. Our stockholders may not cumulate their votes in the election of directors or any other matter.

Dividends. Any dividends declared by our board of directors on our common stock will be payable ratably out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

Liquidation. In the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully Paid. Each outstanding share of our common stock is fully paid and nonassessable, which means that holders of the common stock have paid their purchase price in full and we may not require them to pay additional funds.

Other Rights. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

Our board of directors has the authority to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the powers, preferences, and rights and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the holders of our common stock.

The issuance of shares of the preferred stock by our board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of common stock.

Where you can find additional information about us

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation and location of the public reference room. Our SEC filings are also available to the public at the SEC’s Internet website at www.sec.gov.

We also make available free of charge on or through our Internet website, www.pier1.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.